Raymond Chabot Grant Thornton LLP Suite 2000 600 De La Gauchetière Street West Montréal, Quebec H3B 4L8 T 514-878-2691 Member of Grant Thornton International Ltd rcgt.com Consent of Independent Registered Public Accounting Firm We have issued our report dated August 28, 2025 (except for Note 3, as to which the date is August 27, 2026) with respect to the consolidated financial statements of IREN Limited for the year ended June 30, 2025 included in the Annual Report of IREN Limited on Form 10-K for the year ended June 30, 2026. We consent to the incorporation by reference of said report in the following Registration Statements of IREN Limited:  Registration Statement on Form S-3 (File No. 333-284369); and  Registration Statements on Form S-8 (File Nos. 333-297197, 333-292545, 333- 288323 333-287529, 333-280518, 333-273071, 333-269201, 333-265949, 333-261320). Montreal, Canada August 27, 2026